Exhibit 3.39

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:12 PM 08/28/2012
FILED 06:07 PM 08/28/2012
SRV 120980003 – 5205118 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

1.    The name of the corporation shall be:

LEE HOLDINGS NC, INC.

2.    Its registered office in the State of Delaware is located at:

2711 Centerville Road, Suite 400

Wilmington, DE 19808

County of New Castle

and its Registered Agent at such address is:

Corporation Service Company

3.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.    The total number of shares and par value of stock which the corporation shall be authorized to issue is 1,000, with a par value of $10.00.

5.    The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

6.    The name and address of the incorporator is as follows:

Deborah L. Hildebran-Bachofen

c/o Manning Fulton & Skinner, P.A.

3605 Glenwood Avenue, Suite 500

Raleigh, North Carolina 27612

7.    The Board of Directors shall have the power to adopt, amend or repeal by by-laws.

8.    No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of the Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein name, has executed and acknowledged this certificate of incorporation this 28th day of August, 2012

By:	/s/ Deborah L. Hildenbran-Bachofen
Deborah L. Hildebran-Bachofen
Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 07/21/2015
FILED 12:46 PM 07/21/2015
SRV 151073909 – 5205118 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation of the State of Delaware, hereby certifies as follows:

1.     The name of the corporation is LEE HOLDINGS NC, INC.

2.    The Registered Office of the corporation in the State of Delaware is changed to 160 Greentree Drive, Suite 101 (street), in the City of Dover, County of Kent Zip Code 19904. The name of the Registered Agent at such address upon whom process against this Corporation may be served is National Registered Agents, Inc.

3.    The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Todd Svoboda
Authorized Officer

Name:	Todd Svoboda
Print or Type